EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Non-Plan Restricted Stock Unit Awards of Facebook, Inc. of our reports dated January 31, 2014, with respect to the consolidated financial statements of Facebook, Inc. and the effectiveness of internal control over financial reporting of Facebook, Inc. included in its Annual Report (Form 10-K) for the year-ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
October 3, 2014